                                               Filed Pursuant to Rule 424(b)(3)
                                          Registration Statement No. 333-107535
            8 7/8% Senior Notes due 2010 CUSIP Nos. 749564 AA 8 and U76218 AA 1
                                     10 7/8% Senior Subordinated Notes due 2012
                                         CUSIP Nos. 749564 AC 4 and U76218 AB 9

                               R.H. DONNELLEY INC.

                    PROSPECTUS SUPPLEMENT DATED JUNE 4, 2004
                     TO THE PROSPECTUS DATED AUGUST 1, 2003

         The selling security holders table on pages 28-47 of the prospectus, as amended, is hereby further amended to add and/or amend the information regarding the following entities in the prospectus and their respective amount of 10 7/8% senior subordinated notes due 2012.

                                                Senior Notes                        Senior Subordinated Notes
                                       ---------------------------------       --------------------------------------
                                         Principal          Principal          Principal Amount      Principal Amount
                                          Amount              Amount              of Senior              of Senior
                                        of Senior           of Senior            Subordinated          Subordinated
Name of Selling Security Holder        Notes Owned        Notes Offered           Notes Owned          Notes Offered
----------------------------------------------------------------------------------------------------------------------
AAJ Investments I Ltd Alliance                  --                   --             $    10,000          $   10,000
   U.S. Bonds.................
Abrams, Robyn(1)..............                  --                   --                   5,000               5,000
Accessor High Yield Bond Fund(1)                --                   --                 500,000             500,000
Alexander & Baldwin(1)........                  --                   --                  75,000              75,000
Beth Israel General Endowment(1)                --                   --                  90,000              90,000
C & H Sugar Company(1)........                  --                   --                  75,000              75,000
Clover Leaf General Endowment(1)                --                   --                  80,000              80,000
CMS West CM(1)................                  --                   --                 100,000             100,000
Commonwealth of Pennsylvania(1)                 --                   --                  75,000              75,000
Crown Hill Perpetual General
   Fund(1)....................                  --                   --                  20,000              20,000
Estate of Fred C. Humphreys(1)                  --                   --                  20,000              20,000
FMA High Income LP(1).........                  --                   --                 125,000             125,000
FMA High Yield Cap. Appr. LP(1)                 --                   --               1,325,000           1,325,000
FMA Total Return Fund(1)......                  --                   --                  75,000              75,000
Humphreys, W. Michael and
   Candace P.(1)..............                  --                   --                  30,000              30,000
Middlesex(1)..................                  --                   --                  75,000              75,000
Sagner, Deborah(1)............                  --                   --                   5,000               5,000


-------------------

(1) The listings for these selling security holders updates and supercedes the previous listing for Financial Management Advisors LLC contained in the prospectus supplement dated May 12, 2004.